Exhibit 99.1
EARNINGS RELEASE

Investor Contacts:	Media Contact:
Kelly Loeffler, VP, Investor Relations & Corp. Communications IntercontinentalExchange 770-857-4726 kelly.loeffler@theice.com	Ellen Resnick Crystal Clear Communications 773-929-9292 (o); 312-399-9295 (c) eresnick@crystalclearPR.com
Sarah Stashak, Director, Investor & Public Relations
IntercontinentalExchange
770-857-0340
sarah.stashak@theice.com
IntercontinentalExchange, Inc. Reports Record Revenues,
Strong Second Quarter 2007 Results
•	Record Revenues of $136.7 MM, Up 86%; Net Income Rises 73% to $53.7 MM; Excluding Non-recurring CBOT Merger Proposal Costs, Net Income of $60.7 MM
•	Diluted EPS of $0.75; Excluding Non-recurring CBOT Merger Proposal Costs, Diluted EPS of $0.85
•	NYBOT to Become ICE Futures US
ATLANTA, GA (July 26, 2007) — IntercontinentalExchange, Inc. (NYSE: ICE) reported consolidated net income for the second quarter of 2007 of $53.7 million, a 73.4% increase in quarterly earnings compared to $31.0 million in net income for the second quarter of 2006. Consolidated revenues in the quarter increased 85.7% to a record $136.7 million, from $73.6 million in the second quarter of 2006. Diluted earnings per share in the second quarter were $0.75, a 44.2% increase compared to $0.52 in the same period in 2006.
The financial results for the second quarter of 2007 include $10.9 million in costs related to the company’s proposed merger with the Chicago Board of Trade (CBOT) or $7.0 million after tax. Excluding these charges, net of tax, net income for the second quarter of 2007 was $60.7 million, an increase of 96.1% and diluted earnings per share were $0.85, a 63.5% increase compared to the same period in 2006.
Record revenues were driven by strong volume during the quarter at ICE Futures, the company’s U.K. futures business segment; at NYBOT, ICE’s U.S. futures business segment; and in ICE’s global over-the-counter (OTC) business segment; as well as growth in the market data business segment. Company-wide average daily volume (ADV) for ICE’s global futures and OTC markets was 1.4 million contracts in the second quarter of 2007.
ICE also announced that effective September 3, NYBOT will be renamed ICE Futures US, reflecting the successful integration of NYBOT with ICE’s existing businesses and reinforcing ICE’s comprehensive offering of products and services, and its emphasis on innovation, customer focus and growth. ICE’s London-based FSA-regulated operations will be named ICE Futures Europe.

“During the second quarter, we expanded our range of strategic initiatives and added new business lines to our rapidly growing global marketplace,” said ICE Chairman and CEO Jeffrey C. Sprecher. “We continue to build on our central role in global commodities markets by adding new products, customers and markets; by leveraging our technology platform, and through a combination of organic growth, acquisitions and partnerships.”
Sprecher continued: “In the second quarter, we acquired the exclusive rights to futures and options on futures for the benchmark Russell U.S. equity indexes; we began implementation of our comprehensive global clearing strategy; and we announced, closed on and integrated ChemConnect’s trading business. At the same time, importantly, we increased our trading volume at sector-leading growth rates. We also began the implementation of a new architecture for the ICE platform, which is rapidly becoming the most sophisticated commodities trading platform globally. Together with our core business, our new initiatives and investments in technology and clearing offer a strong foundation for additional growth opportunities.”
Second Quarter Results
In the second quarter of 2007, ICE’s consolidated revenues increased 85.7% to $136.7 million compared to $73.6 million in revenues in the second quarter of 2006. Consolidated transaction fee revenues increased 84.4% to $117.4 million in the second quarter of 2007, from $63.7 million in the second quarter of 2006. Growth in transaction revenue was driven primarily by strong trading volume in both the European futures and global OTC business segments during the quarter, by new participants in ICE’s markets, and through the addition of NYBOT’s markets.
Transaction fee revenues at ICE Futures totaled $42.6 million in the second quarter of 2007, an increase of 44.1% over $29.6 million in the same period in 2006. In the second quarter of 2007, ADV for ICE Futures rose 56.5% to 522,294 contracts, compared to 333,668 contracts per day in the second quarter of 2006. The increased adoption of electronic trading in the global energy futures markets and strong performance of ICE Futures’ global oil complex contributed to the solid growth in volume. Rate per contract (RPC) for ICE Futures was $1.29 in the second quarter of 2007, compared to $1.40 in the second quarter of 2006, and $1.29 in the first quarter of 2007.
Transaction fee revenues at NYBOT totaled $28.2 million in the second quarter of 2007. ICE introduced electronic trading of NYBOT’s soft commodity futures contracts on February 2, 2007, which attracted new market users and produced new volume and open interest records, including an exchange-wide monthly volume record in June, exceeding six million contracts for the first time. NYBOT achieved record volume in the second quarter of 2007 with 15.3 million contracts. NYBOT also established a new quarterly ADV record with 241,966 contracts, a 26.3% increase compared to the second quarter of 2006. RPC in all NYBOT soft commodity products totaled $1.85 in the second quarter of 2007, compared to $1.55 in the second quarter of 2006, and $1.59 in the first quarter of 2007. The increase in NYBOT’s RPC was primarily due to the adjusted exchange fee rates implemented in June of this year.
Second quarter 2007 transaction fee revenues in the OTC business segment increased 36.7% to $46.6 million, compared to $34.1 million in the same period in 2006, and average daily commissions increased 36.3% to $717,847, compared to $526,824 per day in the second quarter of 2006. Average daily commissions reflect daily trading activity in the company’s OTC markets. ICE’s OTC contract volume in the second quarter of 2007 increased 28.8% to 37.7 million contracts compared to 29.3 million contracts in the second quarter of 2006. Cleared contracts accounted for 83.5% of OTC contract volume during the second quarter of 2007 compared to 82.3% in the prior year’s second quarter.

Consolidated market data fee revenues in the market data business segment increased 79.7% during the second quarter of 2007 to $15.8 million compared to $8.8 million in the same period in 2006. Consolidated other revenues increased $2.3 million during the second quarter to $3.4 million from $1.1 million in the same period in 2006.
Consolidated operating expenses for the second quarter of 2007 were $60.1 million, an increase of 129.7% compared to $26.2 million in the same period of 2006. The primary drivers of increased operating expenses were the inclusion of operating expenses and amortization of the intangible assets relating to NYBOT, and $10.9 million of non-recurring CBOT merger proposal transaction costs. Expenses relating to the establishment of ICE Clear Europe were $0.9 million during the second quarter.
Second quarter 2007 consolidated operating income was $76.5 million, up 61.4% compared to $47.4 million in the same period in 2006. The operating margin was 56.0% for the second quarter of 2007, compared to 64.4% for the same period in 2006. The operating margin decreased from the comparable prior year period due to the $10.9 million of CBOT merger proposal transaction costs.
The effective tax rate for the second quarter of 2007 was 28.6%, compared to 35.8% for the second quarter of 2006. The effective tax rate was reduced from prior guidance as a result of ICE’s decision to indefinitely reinvest prior and current undistributed foreign earnings during 2007. The impact from this change includes a non-recurring benefit to net income of $3.6 million recognized in the second quarter related to the reversal of the tax liability on prior period foreign earnings and a sustainable improvement of roughly two percentage points in ICE’s effective tax rate.
Capital expenditures in the second quarter of 2007 were $9.5 million, compared to $2.5 million in the same period of 2006. Capital expenditures related primarily to hardware purchases to enhance the company’s electronic trading and clearing technology and related infrastructure, including the completion of the first phase of the company’s relocation of its data center to a new Chicago hosting facility. Capitalized software development costs totaled $2.8 million in the second quarter, up from $1.8 million in the second quarter of 2006.
Unrestricted cash and investments were $231.2 million as of June 30, 2007. At the end of the second quarter, the company had $240.6 million in debt as a result of the NYBOT acquisition completed on January 12, 2007.
Additional Information
•	The company forecasts the diluted share count for the third quarter of 2007 to be in the range of 71.0 million to 71.8 million weighted average shares outstanding, and the diluted share count for fiscal year 2007 to be in the range of 70.3 million to 71.3 million weighted average shares outstanding.
•	The company’s consolidated tax rate is expected to be in the range of 34% to 36% for the second half of 2007.
•	ICE expects expenses relating to the formation of ICE Clear Europe to be in the range of $2.5 million to $3.0 million for the second half of 2007. ICE expects clearing revenues to be in the range of $25.0 million to $30.0 million in the second half of 2008.
•	Updated guidance for capital expenditures for fiscal year 2007 is expected to be in the range of $30 million to $33 million.

•	ICE expects total year-end headcount to be in the range of 480 to 500; a slight decline from the beginning of 2007 and reflecting synergies at NYBOT offset by additions through acquisitions and investments in clearing and technology enhancements.
Earnings Conference Call Information
ICE will hold a conference call today, July 26, at 8:30 a.m. ET to review its second quarter financial results. The call will be broadcast live over the Internet via the Investor Relations page of ICE’s website at www.theice.com. A slideshow will be available on the website in conjunction with the earnings call. The call will be temporarily archived on the website. Participants may also listen via telephone by dialing (800) 289-0572 if calling from the United States, or (913) 981-5543 if calling from outside of the United States. Please reference confirmation code 1868864. For participants on the telephone, please place your call ten minutes prior to the start of the call.
Historical futures volume and OTC commission data can be found at:
www.theice.com/marketdata/recordsAndVolumes/volumes2007.jsp
Volume and open interest information on NYBOT can be found at:
https://www.theice.com/nybot_volumes.jhtml
Non-GAAP Financial Measures
We provide adjusted net income and adjusted earnings per common share on adjusted net income as additional information regarding our operating results. We believe the presentation of these measures is useful for period-to-period comparison of results because the CBOT merger-related transaction costs do not reflect historical operating performance. We incurred incremental direct costs of $10.9 million during the six months ended June 30, 2007 related to our proposed merger with CBOT. We did not succeed in our proposed merger with CBOT, and the CME completed its acquisition of CBOT on July 13, 2007. The $10.9 million in merger-related transaction costs include investment banking advisors, legal, accounting, proxy advisor, public relation services and other external costs directly related to the proposed transaction.
The non-GAAP measures are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We strongly recommend that investors review the GAAP financial measures included in our Quarterly Report on Form 10-Q, including our consolidated financial statements and the notes thereto, and the reconciliation provided below. Management uses adjusted net income and adjusted earnings per share as financial measures to evaluate operating performance. When viewed with our GAAP results and the accompanying reconciliation, we believe adjusted net income and adjusted earnings per share provide a more complete understanding of factors affecting our business than GAAP measures alone.
About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) operates global commodity and financial products marketplaces, including the world’s leading electronic energy markets and soft commodity exchange. ICE’s diverse futures and over-the-counter (OTC) markets offer access to contracts based on crude oil and refined products, natural gas, power and emissions, as well as agricultural commodities including cocoa, coffee, cotton, ethanol, orange juice, wood pulp and sugar, in addition to foreign currency and equity index futures and options. ICE® conducts its energy futures markets through ICE Futures, its U.K. regulated London-based subsidiary, which offers the world’s leading oil benchmarks and trades nearly half of the world’s global crude futures in its markets. ICE conducts its soft commodity, foreign exchange and index markets through its U.S. regulated subsidiary, the New York Board of Trade®. NYBOT® provides global futures and options markets, as well as clearing services through ICE Clear USsm, its wholly owned clearing house. ICE’s state-of-the-art electronic trading platform brings market access and transparency to participants in more than 50 countries. ICE was added to the Russell 1000® Index in June 2006. Headquartered in Atlanta, ICE also has offices in Calgary, Chicago, Dublin, Houston, London, New York and Singapore. For more information, please visit www.theice.com.
Forward-Looking Statements
This press release may contain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding IntercontinentalExchange’s business that are not historical facts are forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. These statements are not guarantees of future performance and actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statement. The factors that might affect our performance, include, but are not limited to: our business environment; increasing competition; our ability to keep pace with rapid technological developments, including clearing developments; the accuracy of our expectations of various costs; the synergies and benefits from the merger with NYBOT; our belief that cash flows will be sufficient to fund our working capital needs and capital expenditures, at least through the end of 2008; our ability to increase the connectivity to our marketplace, expand our market data business, develop new products and services, and pursue strategic acquisitions and alliances, all on a timely, cost-effective basis; our ability to maintain existing market participants and attract new ones; our ability to protect our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; the impact of any changes in domestic and foreign regulations or government policy, including any changes or reviews of previously issued regulations and policies; potential adverse litigation results; our belief that our electronic trade confirmation service could attract new market participants; and our belief in our electronic platform and disaster recovery system technologies. For a discussion of certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2006 and ICE’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as filed with the Securities and Exchange Commission. These filings are also available in the Investor Resources section of our website. You should not place undue reliance on forward-looking statements, which speak only as of the date of this Press Release. Except for any obligations to disclose material information under the Federal securities laws, ICE undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this Press Release.

Consolidated Unaudited Financial Statements
INTERCONTINENTALEXCHANGE, INC.
AND SUBSIDIARIES
CONSOLIDATED UNAUDITED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,
	2007	2006
Revenues:
Transaction fees, net	$117,372	$63,657
Market data fees	15,846	8,819
Other	3,436	1,115

Total revenues	136,654	73,591

Operating expenses:
Compensation and benefits	21,717	11,932
Professional services	6,714	3,235
Patent royalty	—	2,198
CBOT merger-related transaction costs	10,944	—
Selling, general and administrative	13,002	5,501
Depreciation and amortization	7,748	3,309

Total operating expenses	60,125	26,175

Operating income	76,529	47,416

Other income (expense):
Interest income	2,868	1,250
Interest expense	(4,329)	(57)
Other income (expense), net	139	(340)

Total other income (expense), net	(1,322)	853

Income before income taxes	75,207	48,269
Income tax expense	21,514	17,302

Net income	$53,693	$30,967

Earnings per common share:
Basic	$0.78	$0.55

Diluted	$0.75	$0.52

Weighted average common shares outstanding:
Basic	69,205	55,871

Diluted	71,228	59,209

INTERCONTINENTALEXCHANGE, INC.
AND SUBSIDIARIES
CONSOLIDATED UNAUDITED BALANCE SHEET
(IN THOUSANDS)

June 30,
2007
ASSETS
Current assets:
Cash and cash equivalents	$120,852
Restricted cash	17,169
Short-term investments	110,377
Customer accounts receivables:
Trade, net of allowance for doubtful accounts	58,017
Related-parties	260
Income taxes receivable	23,559
Margin deposits and guaranty funds	699,431
Prepaid expenses and other current assets	13,215

Total current assets	1,042,880

Property and equipment, net	57,199

Other noncurrent assets:
Goodwill	1,079,420
Other intangible assets, net	320,394
Cost method investments	38,745
Other noncurrent assets	9,607

Total other noncurrent assets	1,448,166

Total assets	$2,548,245

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$39,576
Accrued salaries and benefits	11,631
Current portion of licensing agreement	59,624
Current portion of long-term debt	37,500
Income tax payable	17,984
Margin deposits and guaranty funds	699,431
Other current liabilities	6,216

Total current liabilities	871,962

Noncurrent liabilities:
Noncurrent deferred tax liability, net	47,682
Long-term debt	203,125
Noncurrent portion of licensing agreement	90,019
Unearned government grant	11,359
Other noncurrent liabilities	18,136

Total noncurrent liabilities	370,321

Total liabilities	1,242,283

SHAREHOLDERS’ EQUITY:
Common stock	705
Treasury stock, at cost	(25,427)
Additional paid-in capital	1,002,840
Retained earnings	300,375
Accumulated other comprehensive income	27,469

June 30,
2007
Total shareholders’ equity	1,305,962

Total liabilities and shareholders’ equity	$2,548,245

Non-GAAP Reconciliation
The following table reconciles consolidated net income to adjusted net income and calculates adjusted earnings per common share on adjusted net income.
UNAUDITED
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Six Months	Three Months
	Ended	Ended
	June 30, 2007	June 30, 2007

Net income	$109,279	$53,693
Add: CBOT merger-related transaction costs	10,944	10,944
Less: Effective tax rate benefit of CBOT merger-related transaction costs	(3,906)	(3,906)

Adjusted net income	$116,317	$60,731

Earnings per common share on net income:
Basic	$1.60	$0.78

Diluted	$1.55	$0.75

Adjusted earnings per common share on adjusted net income:
Adjusted basic	$1.70	$0.88

Adjusted diluted	$1.65	$0.85

Weighted average common shares outstanding:
Basic	68,372	69,205

Diluted	70,496	71,228